EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

dated as of

July 22, 2003

by and among

Markado, Inc., a Delaware corporation,

and

LTWC Corporation, a Delaware corporation, LTWCCA Corporation, a California corporation, Viagrafix Corporation, an Oklahoma corporation, LTWCDE Corporation, a
Delaware corporation, and LTWC Services, Inc., an Oklahoma corporation

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of July, 2003, by and among Markado, Inc., a Delaware corporation (“Purchaser”), and LTWC Corporation, a Delaware corporation (“LTWC”), LTWCCA Corporation, a California corporation (“LTWCCA”), Viagrafix Corporation, an Oklahoma corporation (“Viagrafix”), LTWCDE Corporation, a Delaware corporation (“LTWCDE”), and LTWC Services, Inc., an Oklahoma corporation (“LTWC Services”) (LTWC, LTWCDE, LTWCCA, Viagrafix and LTWC Services are each individually a “Seller”; and collectively, “Sellers”).

WITNESSETH:

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, substantially all of the assets of Sellers relating to the Business, subject only to certain Liabilities to be assumed by Purchaser on the terms and subject to the conditions set forth in this Agreement (the “Sale”); and

WHEREAS, the parties acknowledge that Sellers intend to file a petition for relief under Chapter 11 of Title II of the U.S. Code 11 U.S.C. Section 101 et seq. (“Bankruptcy Code”) and Sellers will seek from the United States Bankruptcy Court for the State of Delaware (“Bankruptcy Court”) judicial approval of the Sale and this Agreement pursuant to Section 363 of the Bankruptcy Code (“Section 363 Sale”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE 1.
DEFINITIONS

1.1                               Certain Definitions.  As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 1.1:

(a)                                  “Accounts Receivable” has the meaning specified in Section 2.5(b).

(b)                                 “Accounts Receivable Deficit” has the meaning specified in Section 2.5(b).

(c)                                  “Accounts Receivable Listing” has the meaning specified in Section 2.5(b).

(d)                                 “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, damages, diminution of value, penalties, amounts paid in settlement and all other fees, costs and expenses, including court costs and reasonable attorneys’ fees and expenses.

(e)                                  “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person or related by blood, marriage or adoption to such Person.

(f)                                    “Assumed Liabilities” has the meaning specified in Section 2.3.

(g)                                 “Authority” means any federal, state, local or foreign court or governmental or regulatory agency or authority.

(h)                                 “Bankruptcy Case” means the petition for relief filed by Sellers with Bankruptcy Court and related to the proceedings under Chapter 11 of the Bankruptcy Code.

(i)                                     “Bankruptcy Code” has the meaning specified in the recitals.

(j)                                     “Bankruptcy Court” has the meaning specified in the recitals.

(k)                                  “Bidding Procedures” has the meaning specified in Section 8.2.

(l)                                     “Bill of Sale” has the meaning specified in Section 6.5.

(m)                               “Break-Up Fee” has the meaning specified in Section 9.3(a).

(n)                                 “Business” means the business of permission-based e-mail marketing, as conducted by LTWC Services, Inc.

(o)                                 “Closing” has the meaning specified in Section 2.6(b).

(p)                                 “Closing Date” has the meaning specified in Section 2.6(b).

(q)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(r)                                    “Competing Bid” has the meaning specified in Section 8.1.

(s)                                  “Competing Offeror” has the meaning specified in Section 8.1.

(t)                                    “Confidential Information” has the meaning specified in Section 10.1.

(u)                                 “Cure Amount” means any cure amounts payable or that become payable prior to the Closing with respect to the assumption by Purchaser or the assignment to Purchaser of the Material Contracts and any amounts owed to Employees as of the Closing, including accrued vacation.

(v)                                 “Domain Names” means all rights in any internet website and internet web names presently owned by any of Sellers or used in the Business.

(w)                               “Employee” means any individual employed or leased by Sellers in connection with the Business.

(x)                                   “Environmental Laws” means all federal, state, local or foreign laws (including rules, regulations, codes, plans, ordinances, injunctions, judgments, orders, decrees, rulings and charges of any Authority thereunder) concerning pollution or protection of the environment or human health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, petroleum or its byproducts or derivatives, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, holding, storage, disposal, transport or handling of pollutants, petroleum or its byproducts or derivatives, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

(y)                                 “Errors and Omissions Prepayment Amount” shall mean $19,000.

(z)                                   “Estate” means the estate created by Section 541 of the Bankruptcy Code on the Filing Date.

(aa)                            “Excluded Assets” has the meaning specified in Section 2.2.

(bb)                          “Filing Date” has the meaning specified in Section 2.6(a).

(cc)                            “Final Order” means an order of the Bankruptcy Court, the operation or effect of which has not been stayed, reversed or amended, and as to which order the time to appeal or to seek review or rehearing has expired and as to which (i) no appeal or request for review or rehearing was filed, or (ii) if an appeal or request for review or rehearing was filed, such appeal or request for review or rehearing is no longer pending.

(dd)                          “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

(ee)                            “Hazardous Substance Release” means any emission, discharge, release or threatened release into ambient air, surface water, ground water or lands of any pollutant, petroleum or its byproducts or derivatives, contaminant or chemical, industrial, hazardous or toxic material or waste, including those identified or defined in any Environmental Law.

(ff)                                “Initial Order” has the meaning specified in Section 2.6(a).

(gg)                          “Instrument of Assumption” has the meaning specified in Section 6.6.

(hh)                          “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, together with all abbreviations, translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all databases and compilation of data not in database form (vi) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vii) all computer software (including data and related documentation), (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

(ii)                                  “Knowledge of Sellers” means the actual knowledge of Paul Goldman, Michael Arons, Lance Smith, Orlando Pequeneza, Paul Forsyth and Vlad Schlit in each case after review of each such Person’s own files and inquiry of those Employees who have primary responsibility for the specific matter at issue.

(jj)                                  “LTWC” has the meaning specified in the initial paragraph.

(kk)                            “LTWC Services” has the meaning specified in the initial paragraph.

(ll)                                  “LTWCCA” has the meaning specified in the initial paragraph.

(mm)                      “LTWCDE” has the meaning specified in the initial paragraph.

(nn)                          “Leased Real Property” means the real estate leased by the Sellers located at 516 El Camino Real, Belmont, CA.

(oo)                          “Letter of Intent” means that certain Letter of Intent, dated July 8, 2003, by and between LTWC and Purchaser’s parent, as amended.

(pp)                          “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated or whether due or to become due).

(qq)                          “Lien” means any lien, charge, claim, security interest, conditional sale agreement, mortgage, indenture, deed of trust, security agreement, pledge, hypothecation, option, restriction, condition, interest or other encumbrance or defect of title of any kind or nature.

(rr)                                “Material Adverse Effect” means a material adverse effect upon the business, financial condition, results of operations, prospects or earnings of the Business or any of the Purchased Assets.

(ss)                            “Material Contracts” has the meaning specified in Section 2.1(c).

(tt)                                “Minimum Accounts Receivable Amount” has the meaning specified in Section 2.5(b).

(uu)                          “New Employees” has the meaning specified in Section 6.11.

(vv)                          “Noncompetition Agreement” or “Noncompetition Agreements” have the meanings specified in Section 6.7.

(ww)                      “Petition” has the meaning specified in Section 2.6(a).

(xx)                              “Person” means an individual, a corporation, a partnership, a limited liability company, an association, an Authority, a trust or any other entity or organization.

(yy)                          “Pre-Closing Inspection” has the meaning specified in Section 5.6.

(zz)                              “Purchase Price” has the meaning specified in Section 2.5(a).

(aaa)                      “Purchased Assets” has the meaning specified in Section 2.1.

(bbb)                   “Purchaser” has the meaning specified in the initial paragraph of this Agreement.

(ccc)                      “Replacement Amount” means the replacement cost, as reasonably determined by Purchaser, for all tangible Purchased Assets that are not present at the Leased Real Property when Purchaser conducts its Pre-Closing Inspection.

(ddd)                   “Retained Liabilities” has the meaning specified in Section 2.4.

(eee)                      “Sale” has the meaning specified in the recitals.

(fff)                            “Sale Hearing” has the meaning specified in Section 2.6(a).

(ggg)                   “Sale Order” has the meaning specified in Section 2.6(a).

(hhh)                   “Section 363 Sale” has the meaning specified in the recitals.

(iii)                               “Seller” or “Sellers” have the meanings specified in the initial paragraph of this Agreement.

(jjj)                               “Software” has the meaning specified in Section 3.10(e).

(kkk)                      “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or other similar governing body of such corporation or other organization is directly or indirectly owned or controlled by such Person.

(lll)                               “TriNet” means TriNet Employer Group, Inc., a California corporation.

(mmm)             “Viagrafix” has the meaning specified in the initial paragraph.

ARTICLE 2.
THE TRANSACTION

2.1                               Sale and Purchase of Assets.  At the Closing, Sellers shall sell, assign, transfer or deliver to Purchaser, or cause to be sold, assigned, transferred or delivered to Purchaser, and Purchaser shall purchase and accept from Sellers, subject to Section 2.2 hereof, all of the following assets of Sellers relating to the Business, free and clear of all Liens, upon the terms, conditions and provisions and in reliance upon the covenants, agreements, representations and warranties of Purchaser (in the case of Sellers) and Sellers (in the case of Purchaser) set forth in this Agreement:

(a)                                  All machinery, equipment, fixtures, furniture, supplies, vehicles and other tangible personal property wherever located, including the property set forth on Schedule 2.1(a);

(b)                                 All Intellectual Property and goodwill associated therewith, including Intellectual Property set forth on Schedule 2.1(b), and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under all applicable laws;

(c)                                  All rights to and under contracts, agreements, leases, subleases, assignments, licenses, sublicenses, indentures, mortgages, instruments, security interests, guaranties or other similar arrangements, whether written or oral, (i) as set forth on Schedule 2.1(c) and (ii) which are entered into after the date hereof which Purchaser specifically agrees to assume in writing and are assigned to Purchaser under the Sale Order (collectively, the “Material Contracts”);

(d)                                 All trade accounts receivables, notes receivable and other receivables;

(e)                                  All claims, deposits, prepayments, except as set forth in Section 2.2, refunds, causes of action, choses in action, rights of recovery, rights of set-off, counterclaims and rights of recoupment, including for past, present or future damages for the breach, infringement or misappropriation of any Purchased Assets;

(f)                                    All franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights, (in each case to the extent assignable under applicable law), and any applications for the same;

(g)                                 All books, records and other documents, including fixed asset records, sales and advertising materials (including price lists), sales and purchase correspondence, technical and research data, books of account and records, ledgers, files, correspondence, drawings and specifications, creative materials, studies, reports and other items; and

(h)                                 To the extent not otherwise specifically included in this Section 2.1 or excluded from this transaction by Section 2.2, all assets, rights, claims, causes of action and properties, as of the Closing Date, of every kind, character, nature and description, whether tangible or intangible, choate or inchoate, corporeal or incorporeal, matured or unmatured, known or unknown, contingent or fixed and wherever located.

The assets listed in Section 2.1(a)-(h) constitute and shall be collectively referred to in this Agreement as the “Purchased Assets”.

2.2                               Excluded Assets.  The following assets of Sellers shall not constitute Purchased Assets and shall be retained by Sellers (collectively, the “Excluded Assets”):

(a)                                  The franchise to be a corporation, certificate or articles of incorporation, corporate seal, minute books, stock books and any other corporate records relating to the corporate organization or capitalization of each Seller;

(b)                                 The stock of any Subsidiary of any Seller;

(c)                                  All cash, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, character, nature and description;

(d)                                 All rights to and under contracts, agreements, indentures, mortgages, instruments, security interests, guaranties or other similar arrangements, whether written or oral, that are not Material Contracts;

(e)                                  Books and records that any Seller is required to retain in connection with the Bankruptcy Case or pursuant to any applicable law, provided that such Seller permits Purchaser access to such books and records as provided in Section 6.2;

(f)                                    All defenses, rights of set-off and counterclaims arising out of or relating to any of the Retained Liabilities; and

(g)                                 All deposits to TriNet and deposits paid to all providers of insurance to Sellers;

(h)                                 The assets set forth on Schedule 2.2(h), which includes the lease relating to the real property lease by Sellers in Stamford, CT and certain equipment and personal property at such location.

(i)                                     All cause of action, claims, choses in action, rights of recovery, counterclaims and rights of recoupment arising under Chapter 5 of the Bankruptcy Code.

2.3                               Assumption of Liabilities.  At the Closing, Purchaser shall assume all (a) Liabilities arising after the Closing relating to Purchaser’s ownership or operation of the Business or the Purchased Assets and (b) Liabilities under the Material Contracts; provided, however, that Purchaser shall assume no Liability relating to any act or omission by any Seller relating to the Material Contracts prior to the Closing (collectively, the “Assumed Liabilities”).

2.4                               Retained Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume any Liabilities of any Seller, all such Liabilities being retained by such Seller (collectively, the “Retained Liabilities”).

2.5                               Purchase Price.

(a)                                  Aggregate Purchase Price.  At the Closing, Purchaser shall pay to the Estate the amount of $1,125,000 less:  (i) any Cure Amounts paid or assumed by Purchaser, (ii) the amount of any Accounts Receivable Deficit pursuant to Section 2.5(b), (iii) the Errors and Omissions Prepayment Amount and (iv) the Replacement Amount (the “Purchase Price”).

(b)                                 Accounts Receivable Adjustment.  At least one business day prior to the Closing Date, Sellers will deliver to Purchaser a detailed listing (the “Accounts Receivable Listing”) of the accounts receivable of the Business (the “Accounts Receivable”) as of the close of business on the immediately preceding day prepared in accordance with GAAP consistent with past practices.  The parties agree that Accounts Receivable as set forth on the Accounts Receivable Listing shall be at least equal to $175,000 (the “Minimum Accounts Receivable Amount”).  If the amount of the Accounts Receivable as set forth on the Accounts Receivable Listing is less than the Minimum Accounts Receivable Amount, the Purchase Price shall be reduced by the amount of such deficit (the “Accounts Receivable Deficit”).

2.6                               Closing.

(a)                                  Bankruptcy Court Proceeding.

(i)                                     Sellers will, no later than 3 business days following the execution of this Agreement by the parties, each file a petition (“Petition”)(and the date on which such Petition is filed, the “Filing Date”) for relief under Chapter 11 of the Bankruptcy Code and shall collectively seek to have their cases jointly administered and shall diligently prosecute such cases to obtain the Initial Order and the Sale Order consistent with this Agreement.  Sellers shall file a motion with the Bankruptcy Court seeking an order (“Initial Order”), at a Bankruptcy Court hearing to be held at the earliest opportunity, pursuant to Sections 363(b)(1) and 365 (to the extent necessary) of the Bankruptcy Code and Bankruptcy Rule 2002(a), (A) authorizing the sale of the Purchased Assets to Purchaser or its affiliate(s) pursuant to the terms of this Agreement and (B) approving bidding procedures for the sale of the Purchased Assets and all other transactions contemplated hereby as set forth in Section 8.2 and approving the Break-Up Fee.  The Initial Order shall be in such form and substance as is reasonably satisfactory to Purchaser, Sellers and their respective counsel, and shall provide for the implementation of this Agreement and the transactions contemplated hereunder, including inter alia:  (x) that the Bankruptcy Court will retain jurisdiction over any claims or causes of action arising out of this Agreement and the transactions contemplated hereby or impeding the consummation of the transactions contemplated hereby; (y) that Purchaser is a bona fide good-faith purchaser for value and additional specific findings of fact in connection therewith; and (z) for the approval and payment of the Break-Up Fee as provided herein.  In addition, the Initial Order (as well as the Sale Order) shall provide that as a condition to the closing of any Competing Bid, the Break-Up Fee payable hereunder shall be paid in cash by one or more Sellers as a super-priority administrative expense claim, and the Bankruptcy Court shall direct such payment to Purchaser prior to any application of any of the proceeds of the sale or lease of any such Competing Bid.

(ii)                                  Within as short a period as possible, provided all agreements required under Sections 7.1 and 7.2 have been executed, or as soon thereafter as the Bankruptcy Court’s schedule permits, Sellers and Purchaser shall appear before the Bankruptcy Court, wherein the Bankruptcy Court shall conduct a hearing (the “Sale Hearing”) to consider the issuance of a sale order (the “Sale Order”) to approve and authorize the sale of the Purchased Assets pursuant to this Agreement.  The Sale Order shall provide, inter alia, that Purchaser is not assuming any Liabilities of any Seller other than as provided in this Agreement and that the Purchased Assets will be sold free and clear of all Liens whatsoever and contain such other provisions necessary to implement the transactions contemplated herein, including a finding of good faith and a finding that Purchaser is not a “successor” of any Seller, and shall be in such other form as is reasonably satisfactory to Purchaser and its counsel.

(iii)                               Each of the parties to this Agreement shall, in good faith, use its best efforts and take such actions as may be reasonably necessary, including pleadings, arguments and presentations to the Bankruptcy Court under Sections 363 and 365 of the Bankruptcy Code, to carry out the transactions contemplated hereby and, without limiting Purchaser’s rights not to close under Section 9.1(d), to uphold any approval obtained in any appeal that might upset such approval.  This Section 2.6(a)(iii) shall not be applicable to any good faith dispute that may prevent the parties from concluding any agreements remaining to be negotiated as of the date hereof.

(iv)                              All submissions with the Bankruptcy Court relating to the Purchased Assets, including the manner and form of notice, in connection with the transactions contemplated herein shall be subject to the prior approval of Purchaser, which approval shall not be unreasonably withheld, and each Seller agrees to give Purchaser notice of all filings, orders, scheduling of hearings and other correspondence or communications to or from the Bankruptcy Court immediately upon sending or receipt of the same.  Each Seller hereby agrees that it shall file such affidavits, motions, pleadings and other papers and take such other action as shall be necessary or appropriate to consummate the sale of the Purchased Assets to Purchaser as contemplated hereunder and to approve the Break-Up Fee.

(b)                                 The Closing.  Purchaser’s acquisition of the Purchased Assets and the other transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held in Delaware at the offices of Sellers’ local counsel, on:

(i)                                     a date specified by Purchaser which will be within 10 days following the date on which the Sale Order becomes a Final Order; or

(ii)                                  such other date as the parties hereto shall mutually agree (the “Closing Date”).  The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.

All transactions which are to take place at the Closing shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all the transactions have been completed.

(c)                                  Form of Payment.  All monetary amounts payable pursuant to this Agreement shall be paid by wire transfer or delivery of other immediately available United States funds.  Sellers shall provide Purchaser with wire transfer instructions for payment of the Purchase Price to the Estate at least 2 business days prior to Closing.

(d)                                 Deliveries at the Closing.  At the Closing, (i) Sellers shall deliver the various certificates, instruments, opinions, documents or items referred to in this Agreement, including Section 7.1, and (ii) Purchaser shall deliver the various certificates, instruments, opinions, documents or items, and the payments referred to in this Agreement, including Section 7.2.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
OF SELLERS

Sellers, jointly and severally, represent and warrant to Purchaser as follows:

3.1                               Organization, Qualification and Corporate Power.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.  Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of its assets, or the nature of its activities, requires such qualification.  The state of incorporation of each Seller and each state in which such Seller is qualified to do business as a foreign corporation are set forth on Schedule 3.1.  Each Seller, as applicable, has full corporate power and authority to carry on the Business and to own and use the Purchased Assets.  Each Seller is not in default under or in violation of any provision of its certificate or articles of incorporation or bylaws, as amended.

3.2                               Authority and Enforceability.  Each Seller has full power and authority, including full corporate power and authority for such Seller to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by such Seller has been duly authorized by all necessary corporate action on the part of such Seller.  This Agreement has been duly executed and delivered by each Seller and constitutes the valid and legally binding obligation of each Seller enforceable in accordance with its terms.

3.3                               Noncontravention.  The execution or delivery of this Agreement (or the consummation of the transactions contemplated by this Agreement) will not:  (a) violate any law, constitution, code, statute or ordinance, or any regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority to which any Seller is subject; or

(b) violate any provision of the certificate or articles of incorporation or bylaws, as amended, or any resolution adopted by the board of directors or shareholders of any Seller.

3.4                               Subsidiaries.   Except for LTWC’s ownership of 100% of the capital stock of LTWCCA, Viagrafix and LTWCDE and Viagrafix’s ownership of 95% of the capital stock of LTWC Services, none of Sellers has any Subsidiaries.

3.5                               Title to Assets.  Each Seller, as applicable, has good, valid and marketable title to, or a valid leasehold interest or license interest in the Purchased Assets.

3.6                               Claims.  Except as set forth on Schedule 3.6, (a) there are no actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands of any kind pending or, to the Knowledge of Sellers, threatened against or affecting any Seller, any of the Purchased Assets or any aspect of the Business; (b) there are no injunctions, judgments, orders or decrees of any kind which are outstanding against or unsatisfied by any Seller or relating to any of the Purchased Assets or any aspect of the Business; and (c) none of Sellers is charged or, to the Knowledge of Sellers, threatened with, or under investigation with respect to, any alleged violation of any provision of any law, constitution, code, statute or ordinance, or any regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority relating to any of the Purchased Assets or any aspect of the Business.

3.7                               Legal Compliance.  Except as set forth on Schedule 3.7, and except for environmental matters which shall be governed by Section 3.9, (a) to the Knowledge of Sellers, each Seller has complied with all applicable laws, constitutions, codes, statutes or ordinances, or any regulations, rules, injunctions, judgments, orders, decrees, rulings, charges or other restrictions of all Authorities; and (b) each Seller has obtained all material franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights required to conduct the Business or maintain the Purchased Assets, and such franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights are current and have not been revoked, suspended, canceled or terminated

3.8                               Real Property.                 With respect to each lease or sublease for the Leased Real Property:

(a)                                  The lease is legal, valid, binding, enforceable and in full force and effect;

(b)                                 No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(c)                                  There are no disputes, oral agreements or forbearance programs in effect as to the lease;

(d)                                 None of Sellers has assigned, transferred, conveyed, mortgaged, deeded in trust, imposed a Lien on or encumbered any interest in the leasehold or subleasehold; and

(e)                                  None of the Leased Real Property contains any patent defects or, to the Knowledge of Sellers, latent defects.

3.9                               Environmental Matters.  Except as set forth on Schedule 3.9, (a) each Seller has materially complied with the Environmental Laws (and no notice, citation, summons,

charge or order has been issued, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or, to the Knowledge of Sellers, threatened by any Authority against such Seller alleging any such failure to comply); (b) each Seller has obtained and been in material compliance with all of the terms and conditions of all licenses, permits, certificates, approvals, authorizations and registrations which are required under the Environmental Laws; (c) each Seller has materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws; and (d) no Hazardous Substance Release is occurring on or at any of the Leased Real Property, and no Hazardous Substance Release has occurred in the past on or at any real property, including the Leased Real Property, occupied or used by each Seller.

3.10                        Intellectual Property.

(a)                                  Each Seller, as applicable, owns or has the right to use pursuant to a license, a sublicense, an agreement or by permission all Intellectual Property used in the Business or necessary for the operation of the Business.  Each item of Intellectual Property used in the Business or necessary for the operation of the Business as of the Closing will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing.  Each Seller, as applicable, has taken all necessary action to maintain and protect each item of Intellectual Property used in the Business or necessary for the operation of the Business.

(b)                                 None of Sellers has interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and none of Sellers nor any of their respective directors, officers or Employees has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any Seller must license or refrain from using any Intellectual Property rights of any other Person).  No other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Intellectual Property rights of any Seller relating to the Business.

(c)                                  Set forth on Schedule 3.10(c) is (i) a list of each patent or registration which has been issued with respect to any of the Intellectual Property owned or used in the Business by each Seller, the date of issuance of each patent or registration and the item of Intellectual Property to which each patent or registration corresponds; (ii) a list of each pending patent application or application for registration which has been made with respect to any of the Intellectual Property owned or used by each Seller in the Business, the date of each application and the item of Intellectual Property which is referenced in each application; (iii) a list of each license, agreement or other permission which has been granted to any other Person with respect to any of the Intellectual Property (together with any exceptions) and the date of each license, agreement or permission and the item of Intellectual Property which is the subject of each license, agreement or permission; and (iv) a list of each unregistered or unregistrable item of Intellectual Property used in connection with the Business.  With respect to each item of Intellectual Property set forth on Schedule 3.10(c): each Seller, as applicable, possesses all right, title and interest in and to the item; and none of Sellers has agreed to indemnify any other Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(d)                                 Set forth on Schedule 3.10(d) is a list of each item of Intellectual Property that another Person owns and any Seller uses in the Business pursuant to a license, a sublicense, an agreement or by permission and a description of each such license, sublicense, agreement or permission.  With respect to each item of Intellectual Property set forth on Schedule 3.10(d):

(i)                                     the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii)                                  no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iii)                               no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(iv)                              with respect to each sublicense, the representations and warranties set forth in Section 3.10(d) (i) through (iii) are true and correct with respect to the underlying license; and

(v)                                 none of Sellers has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

(e)                                  Set forth on Schedule 3.10(e) is a list of, and number of licenses, if applicable, for all computer software (including data and related documentation) used in connection with the Business (the “Software”).  The number of licenses owned for each item of Software is sufficient to conduct the Business as presently conducted.  With respect to each item of Software set forth on Schedule 3.10(e):

(i)                                     each item performs in accordance with the documentation and other written material used in connection with the item and is free of defects in programming and operation, is in machine-readable form, contains all current revisions of such Software, and includes all computer programs, materials, tapes, object and source codes, other written materials, know-how and processes related to the item;

(ii)                                  each Seller has kept secret and has not disclosed the source code for any item developed by or for such Seller to any other Person other than certain Employees who are subject to the terms of a binding confidentiality agreement with respect thereto.  Each Seller has taken all appropriate measures to protect the confidential and proprietary nature of the item, including the use of confidentiality agreements with all of its Employees having access to the source and object code of the item.

(f)                                    Set forth on Schedule 3.10(f) is a list of the top 30 customers, by dollar volume, of the Business for each of the last 2.5 years.  Except as set forth on Schedule 3.10(f), to the Knowledge of Sellers, none of the customers or suppliers intend to cease doing business with, or materially alter the amount or nature of the business that each is doing with, the Business.

(g)                                 Each Seller has the right to use all of the databases owned by such Seller and all of the data which is used by such Seller in the Business and, to the Knowledge of Sellers, there is no reason why Purchaser will not be able to continue to use such data after the Closing.

(h)                                 Schedule 3.10(h) contains a complete and accurate list and summary description of all Domain Names.  With respect to each Domain Name set forth on Schedule 3.10(h):

(i)                                     the Domain Name has been registered in the name of a Seller and is in compliance with all laws;

(ii)                                  the Domain Name has not been and is not now involved in any dispute, opposition, invalidation or cancellation proceeding and, to Knowledge of Sellers, no such action is threatened with respect to the Domain Name;

(iii)                               to Knowledge of Sellers, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe on the Domain Name;

(iv)                              the Domain Name does not infringe or has not been challenged, interfered with or threatened in any way;  and

(v)                                 the Domain Name does not infringe, interfere with and is not alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.11                        All Assets; Condition of Tangible Purchased Assets.

(a)                                  The Purchased Assets include all assets, services, properties and contracts which are necessary for the operation of the Business as presently conducted;

(b)                                 Each of the Purchased Assets constituting tangible assets has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and contains no patent defects or, to the Knowledge of Sellers, latent defects.

3.12                        Accounts Receivable.  The Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers in the ordinary course of business consistent with past practices.

3.13                        Employees; Employment Matters.  Set forth on Schedule 3.13 is a complete and accurate list of the following information for each of the Employees, including each Employee on leave of absence or layoff status: name, job title, current compensation paid or payable and any change in compensation since December 31, 2002 and vacation accrued.

3.14                        Material Contracts.   Sellers have delivered to Purchaser a correct and complete copy of each written Material Contract, as amended to date, and a written summary setting forth the terms and conditions of each oral Material Contract.  With respect to each Material Contract, to the Knowledge of Sellers: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect; (b) except as set forth on Schedule 3.14, no Person is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Material Contract; and (c) no Person has repudiated any provision of the Material Contract.

3.15                        Insurance.  Set forth on Schedule 3.15 is a complete and correct list of all policies of insurance of the Business, specifying for each policy the carrier, the risks insured, the amounts of coverage, the deductible, the premium rate, the expiration date and any pending claims thereunder.  Schedule 3.15 describes any self-insurance arrangements effecting or maintained by any Seller.

3.16                        Full Disclosure.  To the Knowledge of Sellers, no representation, warranty, covenant or agreement made by any Seller in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered to Purchaser pursuant to this Agreement or in connection with the transactions covered by this Agreement contains or will contain any false or misleading statement of a material fact, or omits any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

4.1                               Organization and Good Standing.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2                               Authority and Enforceability.  Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser.   This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

4.3                               Noncontravention.  The execution or delivery of this Agreement (or the consummation of the transactions contemplated by this Agreement) will not (a) violate any law, constitution, code, statute or ordinance or any regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority to which Purchaser is subject;  or (b) violate any provision of the certificate of incorporation or bylaws, as amended, or any resolution adopted by the board of directors or shareholders of Purchaser.

4.4                               Financing Condition.  Purchaser does not need to obtain the consent of any lender to consummate the transactions contemplated by this Agreement.

ARTICLE 5.
PRE-CLOSING COVENANTS

The parties agree as follows with respect to the period between the date of this Agreement and the Closing:

5.1                               General.  The parties shall use their best efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7).

5.2                               Notices and Consents.  The parties shall give any notices to, make filings with, and use their best efforts to obtain any authorizations, consents and approvals of Authorities or Persons in connection with the matters specified in Sections 3.2 and 4.2.

5.3                               Conduct of the Business.  Each Seller shall use commercially reasonable efforts to:

(a)                                  Conduct, carry on, maintain and preserve the Business, keep available the services of the Employees, agents and representatives of the Business, preserve the goodwill of suppliers, customers and others having business relations with the Business, and maintain the Purchased Assets and its books of account, records and files, all in the ordinary course of business consistent with past practice; and

(b)                                 Not take or omit to take any action which if taken or omitted prior to the Closing would constitute a breach of any representations, warranties or covenants of any Seller in this Agreement.

5.4                               Access to Information.  Each Seller shall continue to furnish or deliver to Purchaser all documents, records and information concerning the affairs of the Business and the Purchased Assets as Purchaser may reasonably request.  The furnishing or delivery of such documents, records or information by any Seller to Purchaser or any investigation by Purchaser into the affairs of the Business or the Purchased Assets shall not affect Purchaser’s right to rely on any representation, warranty or covenant made in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered by any Seller under this Agreement.

5.5                               Notice of Developments.  Each Seller shall give prompt written notice to Purchaser of any development, event or occurrence that has had or which could reasonably be expected to have a Material Adverse Effect or be a misrepresentation, breach of warranty or breach of covenant pursuant to this Agreement; provided, however, Purchaser’s knowledge of any such development, event or occurrence, whether by written notice from any Seller or otherwise, shall not be deemed (a) to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or (b) a waiver of, or require Purchaser to waive, the condition to the Closing set forth in Section 7.1(j).

5.6                               Pre-Closing Inspection.  Purchaser shall conduct a physical inspection of the facility located at 516 El Camino Real, Belmont, CA and of the Purchased Assets located at such location to confirm that the Leased Real Property is in good condition and to confirm the existence and presence of each tangible Purchased Asset at such location (the “Pre-Closing Inspection”).

5.7                               Supplemental Financial Statements.  Substantially simultaneous with the provision by the Sellers to the Bankruptcy Court of financial information, the Sellers shall provide such financial information to the Purchasers.

ARTICLE 6.
CLOSING AND POST-CLOSING COVENANTS

The parties agree as follows with respect to the period as of and following the Closing:

6.1                               General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party.

6.2                               Post-Closing Cooperation, Access to Information and Retention of Records.

(a)                                  Without limiting the generality of Section 6.1, Sellers and Purchaser shall cooperate fully with each other after the Closing so that each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Purchased Assets, the Assumed Liabilities or the conduct of the Business (whether in the possession of Seller or Purchaser).  No files, books or records existing at the Closing Date and relating in any manner to the Purchased Assets, the Assumed Liabilities or the conduct of the Business shall be destroyed by any party for a period of 6 years after the Closing Date without giving the other party at least 30 days’ prior written notice, during which time such other party shall have the right (subject to the provisions of Section 6.2(b)) to examine and to remove any such files, books and records prior to their destruction.

(b)                                 The access to files, books and records contemplated by Section 6.2(a) shall be during normal business hours and upon not less than 2 days’ prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein as contemplated in Section 10.1, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

6.3                               Transition.  None of Sellers shall take any action that is intended to have the effect of discouraging any lessor, licensor, customer, supplier, sales representative or other business associate of any Seller with respect to any aspect of the Business from maintaining the same business relationships with Purchaser after the Closing as it maintained with such Seller prior to the Closing.  Each Seller shall refer all customer inquiries relating to the Business or the Purchased Assets to Purchaser from and after the Closing.

6.4                               Tax Matters.  Sellers are responsible for the payment of all Taxes, filing fees, recording fees and other similar expenses with respect to the sale and purchase of the Purchased Assets.

6.5                               Bill of Sale.  At the Closing, Each Seller shall execute and deliver to Purchaser a bill of sale and assignment substantially in the form of Exhibit 6.5 (“Bill of Sale”), and such further documents or instruments of assignment, conveyance, transfer or confirmation as may be necessary in order to effectively convey and transfer the Purchased Assets to Purchaser.

6.6                               Instrument of Assumption.  At the Closing, Purchaser shall execute and deliver to Sellers an instrument of assumption substantially in the form of Exhibit 6.6 (the “Instrument of Assumption”).

6.7                               Noncompetition Agreements.  At the Closing, Sellers and Paul Goldman shall each separately enter into a noncompetition, noninterference and confidentiality agreement with Purchaser substantially in the form of Exhibit 6.7 (each a “Noncompetition Agreement”; and collectively, the “Noncompetition Agreements”).

6.8                               Revenues.  All revenues of the Business on and after the Closing Date shall belong to and shall be the sole and exclusive property of Purchaser.  Each Seller shall immediately deliver, transfer and assign to Purchaser, without additional consideration, any cash, cash equivalents or property relating to the operation or ownership of the Business or the Purchased Assets on and after the Closing Date (other than Excluded Assets).  On and after the Closing Date, Purchaser shall have the right and authority to endorse without recourse the name of any Seller on any check or any other evidence of indebtedness received by Purchaser on account of the operation or ownership of the Business or the Purchased Assets on and after the Closing Date.

6.9                               Trade Name Registration.  At or immediately following the Closing, Purchaser may file all such documents necessary to register any Intellectual Property of any Seller included in the Purchased Assets as a trade or fictitious name, in the name of Purchaser in all states or foreign countries as Purchaser shall deem necessary in its sole and absolute discretion.  Each Seller shall cooperate fully with Purchaser with regard to all such filings, including providing Purchaser with appropriate terms of consent to such filings, which consents may be provided to or filed with the appropriate Authority(ies).

6.10                        Allocation.   Prior to the Closing, Sellers and Purchaser shall agree upon an allocation of the total consideration paid by Purchaser under this Agreement among the Purchased Assets and the Noncompetition Agreements in a manner consistent with the requirements of Section 1060 of the Code.  None of the parties shall take a position on any Tax Return that is inconsistent with the terms of such allocation without the consent of Purchaser (in case of any Seller) or Sellers (in the case Purchaser).

6.11                        Employees.  Except as set forth on Schedule 6.11, Purchaser shall hire at the Closing all the Employees at the wages and salaries listed on Schedule 3.13, and shall honor all accrued vacation listed on Schedule 3.13.  Purchaser shall prepare and furnish to Employees of the Business who will become employees of Purchaser after the Closing Date (“New Employees”) Form W-2 which shall reflect all wages and compensation paid to New Employees for that portion of the calendar year in which the Closing Date occurs during which the New Employees were employed by any Seller and were employed in connection with the operation of the Business.  Sellers shall furnish to Purchaser the Forms W-4 and W-5 of each New Employee.  Purchaser shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2.  It is the intent of the parties to this Agreement that the obligations of Purchaser and Sellers under this Section 6.11 shall be carried out in accordance with Section 5 of Revenue Procedure 96-60.

ARTICLE 7.
CONDITIONS PRECEDENT TO THE CLOSING

7.1                               Conditions Precedent to Purchaser’s Obligation.  The obligation of Purchaser to purchase the Purchased Assets, assume the Assumed Liabilities and otherwise consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 7.1.  Purchaser may waive any or all of these conditions in whole or in part without prior notice.

(a)                                  Each representation and warranty by Sellers contained in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered by any Seller under this Agreement shall be true and correct on and as of the Closing Date in all material respects.

(b)                                 Each Seller shall have performed and complied with each covenant, agreement and obligation, and shall have satisfied each condition that such Seller is required by this Agreement to perform, comply with or satisfy, at or prior to the Closing, in all material respects.

(c)                                  No action, suit or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Purchaser to own the Purchased Assets or operate the Business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d)                                 Purchaser shall have received a certificate from Sellers, dated as of the Closing Date, certifying that the conditions specified in Sections 7.1(a)-(c) have been satisfied in all respects.

(e)                                  Purchaser shall provide, within 5 business days of the execution of this Agreement, written notice to Bank of America, N.A., as Administrative Agent, pursuant to a Credit Agreement among Purchaser’s parent, various lenders and Bank of America, N.A., dated as of March 6, 2002, as amended and restated as of May 27, 2003, an officer’s certificate (i) certifying that the transaction contemplated by this Agreement is compliant with Section 9.15 of the Credit Agreement, and (ii) establishing the EBITDA of Sellers, and Bank of America, N.A., as Administrative Agent, shall have approved such certificates.

(f)                                    The Sale Order has become a Final Order.

(g)                                 The results of the Pre-Closing Inspection contemplated pursuant to Section 5.6 shall be to the reasonable satisfaction of Purchaser with regards to the condition of the tangible Purchased Assets.

(h)                                 Each Seller shall have executed and delivered to Purchaser the Bill of Sale and such further documents or instruments of assignment, conveyance, transfer or confirmation as may be necessary in order to effectively convey and transfer the Purchased Assets to Purchaser.

(i)                                     Sellers and Paul Goldman shall have each separately executed and delivered to Purchaser a Noncompetition Agreement, dated as of the Closing Date.

(j)                                     No developments, events or occurrences shall have occurred prior to the Closing Date resulting in, or which could be expected to result in, a Material Adverse Effect.

(k)                                  The form and substance of all statements, certificates, instruments, opinions or other documents or items delivered to Purchaser under this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

7.2                               Conditions Precedent to Seller’s Obligation.  The obligation of Sellers to sell the Purchased Assets and otherwise consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 7.2.  Sellers together may waive any or all of these conditions in whole or in part without prior notice.

(a)                                  Each representation and warranty by Purchaser contained in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered by Purchaser under this Agreement shall be true and correct on and as of the Closing Date in all material respects.

(b)                                 Purchaser shall have performed and complied with each covenant, agreement and obligation, and shall have satisfied each condition that Purchaser is required by this Agreement to perform, comply with or satisfy, at or prior to the Closing, in all material respects.

(c)                                  No action, suit or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d)                                 Sellers shall have received a certificate from Purchaser, dated as of the Closing Date, certifying that the conditions specified in Sections 7.2(a)-(c) have been satisfied in all respects.

(e)                                  Purchaser shall have paid the Purchase Price to the Estate.

(f)                                    Purchaser shall have executed and delivered to Sellers the Instrument of Assumption, dated as of the Closing Date.

(g)                                 Purchaser shall have separately executed and delivered to Sellers and Paul Goldman the Noncompetition Agreements, dated as of the Closing Date.

(h)                                 The form and substance of all statements, certificates, instruments, opinions or other documents or items delivered to Sellers under this Agreement shall be satisfactory in all reasonable respects to Sellers and their counsel.

ARTICLE 8.
BIDDING PROCEDURES AND SECTION 363 SALE

8.1                               Competing Bid.   If on or after the date of this Agreement any proposal or offer (a “Competing Bid”) from any Person other than Purchaser (“Competing Offeror”) relating to any acquisition of all of the Purchased Assets, is presented to any Seller for consideration by the Bankruptcy Court and meets the provisions and conditions of Section 8.2, then such Seller shall, within 3 business days after receipt thereof, communicate to Purchaser the identity of the Competing Offeror and the terms of the Competing Bid.

8.2                               Bidding Procedures.   Sellers and Purchaser each agree that the bidding procedures shall be as set forth on Exhibit 8.2 (the “Bidding Procedures”) and shall be included in the Initial Order and no offer to buy any or all of the Purchased Assets or the Business shall be accepted or approved unless the Bidding Procedures are satisfied with respect to such offer.

ARTICLE 9.
TERMINATION

9.1                               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  Mutual Consent.   By written consent of Purchaser and each Seller.

(b)                                 Adverse Proceedings.  By either Purchaser or Sellers if any order to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby shall have been entered or, on the Closing Date, there is any pending or threatened litigation in any court or by any proceeding by or before any Authority with a view to seeking to restrain or prohibit consummation of the transactions contemplated by this Agreement.  In addition, by either Purchaser or Sellers if any order to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby shall have been entered or, on the Closing Date, in which damages are sought in connection with this Agreement, or if any investigation by any Authority is pending or threatened which might result in any such litigation or other proceeding, the result of which may have a Material Adverse Effect on the Business.

(c)                                  Bankruptcy Court Approvals.  By either Purchaser or Sellers if Sellers are unable to obtain all approvals required to permit the consummation of the transaction contemplated hereby by September 15, 2003, unless the Bankruptcy Court’s schedule does not enable it to issue a Sale Order by such date.

(d)                                 By Purchaser.  Purchaser in any one or more of the following circumstances may terminate this Agreement:

(i)                                     if the Petition is not filed by within 3 business days of the execution of this Agreement;

(ii)                                  if the Bankruptcy Case has been converted to a case under Chapter 7 of the Bankruptcy Code after the Initial Order;

(iii)                               if the Closing does not occur on or before September 15, 2003, unless the Bankruptcy Court’s schedule does not enable it to issue a Sale Order by such date;

(iv)                              if a Competing Bid is accepted and approved by the Bankruptcy Court pursuant to the terms of Article 8 and the transactions contemplated by such Competing Bid are consummated;

(v)                                 if any of the conditions set forth in Section 7.1 have not been satisfied within the required time periods therein or the Closing does not occur for any other reason other than Purchaser’s default; or

(vi)                              if any Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, and the breach continued without cure for a period of 10 days after notice of such breach.

(e)                                  By Sellers.  Sellers in either of the following circumstances may terminate this Agreement:

(i)                                     if any of the conditions set forth in Section 7.2 have not been satisfied within the required time periods therein; or

(ii)                                  if Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect, and the breach continued without cure for a period of 10 days after notice of such breach.

9.2                               Effect of Termination.  Except as provided in Section 9.3, if this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force and effect, and none of the parties hereto (nor their respective Affiliates, directors, shareholders, officers, Employees, agents, consultants, attorneys-in-fact or other representatives) shall have any Liability in respect of such termination, except the following shall survive any such termination: (a) the obligations set forth in Sections 10.1-10.4 and (b) Liability for any willful breach of this Agreement.  Notwithstanding the foregoing sentence, if this Agreement is terminated pursuant to Section 9.1(d)(vi) or 9.1(e)(ii), each party shall have such rights and remedies as may be available under applicable law and the breaching party shall pay all of the costs and expenses (including attorneys’ fees and expenses) incurred by the non-breaching party in connection with the negotiation and execution of this Agreement and all other agreements and instruments contemplated hereby; provided, however, the breaching party’s Liability to the non-breaching party shall not exceed $100,000.

9.3                               Purchaser Protections.

(a)                                  If Purchaser is not the successful purchaser of the Purchased Assets when such Purchased Assets are sold without breach by Purchaser of any material obligation under this Agreement, then Sellers shall pay to Purchaser a break-up fee of $50,000 (the “Break-Up Fee”).  The parties acknowledge that the Break-Up Fee is intended as compensation for the expenses incurred by Purchaser in connection with Purchaser’s negotiation, due diligence, preparation, execution and delivery of the Letter of Intent and this Agreement.  The parties acknowledge that Purchaser’s actual costs arising from the failure to consummate the transaction contemplated by this Agreement are not readily calculable and that the Break-Up Fee is a reasonable and appropriate method of determining such compensation.

(b)                                 The Break-Up Fee will be a super-priority administrative expense claim in the Bankruptcy Court case, and will be paid on the sale of the Purchased Assets or any material portion thereof.

ARTICLE 10.
MISCELLANEOUS

10.1                        Confidentiality.  Purchaser, Sellers and their respective representatives shall treat and hold as confidential any and all information, materials, data and documents in all forms (whether written or otherwise) relating to the Business or the Purchased Assets or any party to this Agreement (collectively, the “Confidential Information”); provided, however, the following items shall not constitute Confidential Information:  (a) an item that was already known to any party to this Agreement when such item was received from the other party; (b) an item that was already available to the general public at the time such item was received; (c) an item that subsequently becomes known to the general public through no fault or omission by any party to this Agreement; (d) an item that is subsequently disclosed by a third party which has the bona fide right to make such disclosure; or (e) an item that is required to be disclosed by law, or by any Authority or for which disclosure to an Authority is appropriate in the conduct of business.  Purchaser, Sellers and their respective representatives shall refrain from using any such Confidential Information in any manner or for any purpose not in connection with this Agreement or in any manner or for any purpose detrimental to the Business or the Purchased Assets or any party’s interest, and shall upon the failure to consummate the transactions contemplated by this Agreement, deliver promptly to the applicable party or destroy, at the request and option of such party, all tangible embodiments (including computer records) of such Confidential Information which are in its possession.  For purposes of this Section 10.1, only representatives of the parties who have a reasonable need to know may receive or have access to Confidential Information, and then only if all necessary and appropriate measures are taken to protect such Confidential Information.  Each party shall also take all necessary and appropriate measures to assure that its representatives who receive or have access to Confidential Information of the other party observe and comply with the provisions of, and the applicable party’s obligations under, this Section 10.1.  In the event that any party to this Agreement is requested or required (by oral question or request for information for documents in any legal proceeding, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, said party shall notify the other parties promptly of the request or requirement so that the nondisclosing party may seek an appropriate protective order or waive compliance with the provisions of this Section 10.1.  If, in the absence of a protective order or the receipt of a waiver under this Section 10.1, any party to this Agreement is, on the advice of counsel, compelled to disclose any Confidential Information to any Authority or else stand liable for contempt, said party may disclose the Confidential Information to the Authority; provided, however, that the disclosing party shall use its reasonable efforts to obtain, at the reasonable request of the nondisclosing party, an order or such assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the nondisclosing party shall designate.

10.2                        Expenses.  Except as otherwise set forth in this Agreement Sellers shall pay all costs and expenses incurred or to be incurred by any Seller in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including all attorneys’ fees, accountants’ fees, broker’s fees and related costs and expenses.  Except as otherwise set forth in this Agreement, Purchaser shall pay all costs and expenses incurred or to be incurred by Purchaser in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including all attorneys’ fees, accountants’ fees, broker’s fees and related costs and expenses.

10.3                        Costs.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled.

10.4                        Other Prospective Purchasers.  Purchaser shall not incur any Liability in connection with the transactions contemplated by this Agreement to any other Person with whom any Seller or its agents or representatives, have had negotiations or discussions regarding any potential merger, sale or exchange of capital stock or other business combination involving such Seller or any proposal or offer to acquire in any manner a substantial equity interest in such Seller or all or a substantial portion of the assets of such Seller, including any of the Purchased Assets.

10.5                        Survival.  All representations, warranties, covenants and agreements of Purchaser or Sellers contained in this Agreement or any statement, certificate, instrument or other document or item delivered or furnished pursuant to this Agreement shall survive the Closing for 3 weeks; provided, however, in no event shall the breaching party’s obligation to indemnify the non-breaching party for any breach of any representation, warranty, covenant or agreement exceed $100,000 in the aggregate.

10.6                        Notices.  All notices, consents, requests, instructions, approvals, demands and other communications provided for herein shall be validly given, made or served if in writing and delivered personally by hand, by a nationally recognized overnight courier service (i.e., FedEx or United Parcel Service), by United States certified or registered first class mail, postage prepaid with return receipt requested, or by facsimile transmission.  Each such notice, consent, request, instruction, approval, demand or other communication shall be effective if delivered (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 10.6; (b) by United States certified or registered first class mail, on the date appearing on the return receipt therefor; or (c) by facsimile transmission, when such facsimile transmission is transmitted to the facsimile transmission number specified in this Section 10.6 and the appropriate confirmation is received.

Addresses for notices (unless and until written notice is given of any other address or facsimile transmission number):

If to Purchaser, to:	If to Sellers, to:

Markado, Inc.	LTWC Corporation
5711 S. 86th Circle	111 High Ridge Road
Omaha, NE 68127	Stamford, CT 06905
Attention: President	Attention: Chief Executive Officer
Fax: (402) 596-4006	Fax:

with a copy to:	with a copy to:

Koley Jessen P.C.,	Swidler Berlin Shereff Friedman, LLP
A Limited Liability Organization	405 Lexington Avenue
One Pacific Place, Suite 800	New York, NY 10174
1125 South 103rd Street	Attention: Gerald Adler
Omaha, NE 68124-1079	Fax:
Attention: Roberta L. Christensen
Fax: (402) 390-9005

10.7                        Construction.  Any reference to any federal, state, local or foreign law, constitution, code, statute or ordinance shall be deemed to include all rules and regulations promulgated thereunder (by any Authority or otherwise), any amendments thereto, and any successor law, unless the context otherwise requires.  “Including” means “including without limitation” and does not limit the preceding words or terms.  The words “or” and “nor” are inclusive and include “and”.  The singular shall include the plural and vice versa. Each word of gender shall include each other word of gender as the context may require.  References to “Articles” or “Sections” or “Schedules” or “Exhibits” shall mean Articles or Sections of this Agreement or Schedules or Exhibits attached to this Agreement, unless otherwise expressly indicated. The title of each Article and the headings or titles preceding the text of the Sections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement.  The parties have each participated in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.8                        Entire Agreement.  This Agreement, including the initial paragraph and the recitals to this Agreement and all Schedules and Exhibits attached to this Agreement, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the parties, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter of this Agreement and including the Letter of Intent.   No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties to this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

10.9                        Rights of Parties.  Nothing in this Agreement, whether express or implied, is intended to confer any benefit, right or remedy under or by reason of this Agreement on any Persons other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any other Person to any party to this Agreement, nor shall any provision give any other Person any right of subrogation or action over or against any party to this Agreement.

10.10                 Succession and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective representatives, successors and permitted assigns.  None of the parties to this Agreement may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may assign any or all of its rights, interests or obligations under this Agreement to one or more of its Affiliates (in any or all of which cases Purchaser nonetheless shall remain responsible to Sellers for the performance of all of its obligations under this Agreement).

10.11                 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflict of law principles thereof.

10.12                 Counterparts; Execution by Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  The parties may execute this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement and exchange on the Closing Date counterparts of such documents by means of facsimile transmission and the parties agree that the receipt of such executed counterparts shall be binding on such parties and shall be construed as originals.  After the Closing the parties shall promptly exchange original versions of this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement that were executed and exchanged by facsimile transmission pursuant to this Section 10.12.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Markado, Inc., a Delaware corporation, Purchaser

By:
Its:

LTWC Corporation, a Delaware corporation, Seller

By:
Its:

LTWCDE Corporation, a Delaware corporation, Seller

By:
Its:

Viagrafix Corporation, an Oklahoma corporation, Seller

By:
Its:

LTWCCA, a California corporation, Seller

By:
Its:

LTWC Services, Inc., an Oklahoma corporation, Seller

By:
Its: